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                                                                    Exhibit 23.3


                                 CONSENT OF IDC



We hereby grant Hyland Software, Inc. permission to use our name and the following IDC content in its Registration Statement on Form S-1 to be filed with the SEC, provided that the source is included as specified below:



     IDC, a market research and advisory firm, estimates that the market for ECM software will grow from $2.7 billion in 2003 to $4.1 billion in 2008.



     IDC estimates that the growth of the ECM market outside of North America and Western Europe will outpace the growth of the overall ECM market.



     Source: "Worldwide Content Management Software 2004-2008 Forecast" IDC #31009, March 2004:




Best regards,

/s/ Gigi Wang

Gigi Wang
Senior Vice President, Strategy
IDC